Exhibit 23.3

Encana Corporation

4400, 500 Centre Street S.E.

Calgary, Alberta T2P 2S5

Canada

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our name and reports auditing a portion of Encana Corporation’s petroleum and natural gas reserves as of December 31, 2018 (the “Reports”), and the information derived from our Reports, included in Encana Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the United States Securities and Exchange Commission.

Yours truly,

McDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ B.R. Hamm
B. R. Hamm, P. Eng.
President & CEO

Calgary, Alberta

May 6, 2019

2200, Bow Valley Square 3, 255 - 5 Avenue SW, Calgary AB  T2P 3G6        Tel: (403) 262-5506        Fax: (403) 233-2744        www.mcdan.com